Exhibit 3.1

Conformed Copy

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MASERGY COMMUNICATIONS, INC.

Pursuant to Section 242 and 245 of the

General Corporation Law

of the State of Delaware

Masergy Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Masergy Communications, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on August 22, 2000, was amended and restated pursuant to an Amended and Restated Certificate of Incorporation which was filed in the office of the Secretary of State of the State of Delaware on October 6, 2000, was further amended pursuant to a Certificate of Amendment filed in the office of the Secretary of State of the State of Delaware on April 30, 2001, was further amended and restated pursuant to a Second Amended and Restated Certificate of Incorporation which was filed in the office of the Secretary of State of the State of Delaware on August 7, 2001, was further amended pursuant to a Certificate of Amendment filed in the office of the Secretary of State of the State of Delaware on April 22, 2002, and was further amended pursuant to a Third Amended and Restated Certificate of Incorporation which was filed in the office of the Secretary of State of the State of Delaware on February 25, 2003.*

3. This Fourth Amended and Restated Certificate of Incorporation amends and restates the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, to read in its entirety as follows:

Article One

The name of the corporation is Masergy Communications, Inc. (the “Corporation”).

Article Two

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

Article Three

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article Four

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is twenty six million two hundred thousand (26,200,000) shares, sixteen million two hundred thousand (16,200,000) shares of which shall be Common Stock, $.001 par value per share (the “Common Stock”), and ten million (10,000,000) shares of which shall be Preferred Stock, $.001 par value per share (the “Preferred Stock”). Ten million (10,000,000) of the authorized shares of Preferred Stock are hereby designated as “Series A-1 Preferred Stock” (the “Series A-1 Preferred”). Subject to compliance with Section 2(b) below, the Board of Directors of the Corporation is expressly authorized, at any time and from time to time and to the full extent permitted by the DGCL, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and rights, and such qualifications, limitations and restrictions, as shall be set forth in the resolutions of the Board providing for the issuance thereof.

A. Rights, Preferences and Restrictions of Preferred Stock

The relative rights, preferences, privileges, restrictions and other matters relating to the Series A -1 Preferred are as follows:

Section 1. Dividend Rights.

(a) Holders of Series A-1 Preferred, in preference to the holders of all Junior Stock, shall be entitled to receive dividends, when and as declared by the Corporation’s Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock for which an adjustment to the Series A-1 Conversion Price is provided pursuant to Section 5 below, the Corporation shall also declare and pay to the holders of the Series A-1 Preferred, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A-1 Preferred had all of the outstanding Series A-1 Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

(b) So long as any shares of Series A-1 Preferred remain outstanding, without the prior affirmative vote or written consent of the holders of greater than fifty percent (50%) of the then issued and outstanding shares of Series A-1 Preferred permitted to vote thereon (the “Majority Holders”), the Corporation shall not, nor shall it permit any Subsidiary to, directly or indirectly redeem, purchase or otherwise acquire any capital stock of the Corporation, nor shall the Corporation directly or indirectly pay or declare or set apart for payment any dividend or make any distribution upon any capital stock of the Corporation. The provisions of this Section l(b) shall not apply to (i) the acquisition of shares of any Junior Stock solely in exchange for shares of any other Junior Stock, or (ii) the repurchase of Junior Stock from former employees, directors or consultants in connection with termination of employment or service as an employee, director or consultant pursuant to contractual repurchase rights or that is otherwise approved by a majority of the disinterested members of the Board.

Section 2. Voting Rights.

(a) Generally. The holder of each share of Series A-1 Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the DGCL and the by-laws of the Corporation and, except as otherwise provided herein or as required by law, the Series A-1 Preferred shall vote with the shares of Common Stock (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A-1 Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A-1 Preferred are convertible pursuant to Section 5 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The holders of Common Stock shall not be entitled to vote as a separate class in the event of an amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Common Stock. There shall be no cumulative voting.

(b) Protective Provisions. Without the prior affirmative vote or written consent of the Majority Holders, the Corporation will not, directly or indirectly (i) create, issue or authorize the issuance of any additional shares of Preferred Stock or any other capital stock of the Corporation other than (A) the issuance of Series A-1 Preferred issued pursuant to that certain Series A-1 Preferred Stock Purchase Agreement dated on or about the filing of this Fourth Amended and Restated Certificate of Incorporation and (B) the authorization and issuance of any Junior Stock, (ii) amend, repeal or change any of the provisions of its Certificate of Incorporation or by-laws, (iii) engage in any Sale of the Corporation or Asset Transfer or any other merger, consolidation, recapitalization, liquidation or sale of substantial assets outside the ordinary course of business, (iv) acquire any other business or assets representing 10% or more of the Corporation’s total assets or revenues on a pro forma basis, (v) increase the Reserved Employee Stock to an amount representing in excess of 10% of the Common Stock Deemed Outstanding, (vi) repurchase any Reserved Employee Stock other than in connection with termination of employment, (vii) engage in any transaction with an Affiliate of the Corporation that is not approved by a majority of the Corporation’s disinterested directors or that is otherwise fair to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors or the stockholders of the Corporation, and (viii) change the number of directors constituting the whole Board of Directors.

(c) Restrictions on Voting.

(i) Notwithstanding any provision contained herein to the contrary, but subject to Section 2(c)(ii)-(iv) below, no holder of Restricted Shares shall be entitled to vote such Restricted Shares in any vote of the Corporation’s voting securities, whether voting separately as a class or series or together with one or more series of voting securities of the Corporation. The voting power of any Restricted Shares held by any Regulated Holder (as defined below) may be further limited or reduced as set forth in any certificate provided by the Regulated Holder to the Corporation, which certificate shall be made available to any stockholder by the Corporation. For the avoidance of doubt, the voting restrictions of this Section 2(c) shall apply, without limitation, to (a) any vote or agreement pursuant to Article Four (A), Section 2(b) or Section 5(m), (b) equity securities of the Corporation outstanding as of the date of the filing of the Corporation’s Fourth Amended and Restated Articles of Incorporation, and (c) equity securities issued by the Corporation on or after the effective date of this Fourth Amended and Restated Articles of Incorporation.

(ii) Notwithstanding the provisions of Section 2(c)(i), or any other provision contained herein to the contrary, if a Regulated Holder reasonably believes that the Restricted Shares held by it will be transferred in connection with a Conversion Event (as defined below), then, on or after the date which is fifteen (15) calendar days prior to such anticipated Conversion Event, such Restricted Shares shall not be subject to the voting limitations of Section 2(c)(i); provided, however, that such Regulated Holder must agree, at the time of any such conversion, that such holder shall not vote any shares so converted prior to such Conversion Event except as permitted in Section 2(c)(iv); provided further, however, that if no Conversion Event occurs within thirty (30) calendar days of such conversion of shares, the Restricted Shares of such holder shall again be subject to Section 2(c)(i).

(iii) At least 10 calendar days prior to any distribution of securities issued by any Person other than the Corporation (a “Third Party”) to a Regulated Holder, the Corporation shall provide written notice of such proposed distribution to such Regulated Holder, which notice shall specify the name of the Third Party and the number and class of securities to be distributed to such Regulated Holder. Notwithstanding any provision in this Certificate of Incorporation to the contrary, in the event of any distribution by the Corporation of equity securities of any Third Party, if the Corporation receives notice from such Regulated Holder that, as a result of such distribution such Regulated Holder, together with its Affiliates (as defined below), would hold more than four and nine tenths percent (4.9%) of the outstanding voting securities of any class or series of the Third Party, the Corporation shall withhold from the distribution to such Regulated Holder and its Affiliates that number of equity securities of the Third Party equal to the excess above four and nine tenths percent (4.9%). The Corporation shall use commercially reasonable efforts (i) to distribute the securities so withheld to such Regulated Holder within thirty (30) calendar days in a manner that (A) will not violate any legal restriction to which such Regulated Holder is subject, including any legal restrictions under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder (the “BHCA”), and (B) is reasonably acceptable to such Regulated Holder or (ii) to dispose of all or any portion of the withheld securities and distribute the proceeds of such disposition to such Regulated Holder upon execution and delivery by the Regulated Holder to the Corporation of documentation acceptable to counsel for the Corporation.

(iv) Notwithstanding any provision in this Certificate of Incorporation to the contrary, the voting restrictions of this Section 2(c) shall not apply to any right to vote or consent to authorize the Corporation to:

(A) sell, convey, license, or otherwise dispose of all or substantially all of its assets or merge into or consolidate with any other entity or effect any transaction or series of related transactions if, as a result of such merger, consolidation or other transaction or series of transactions, the shareholders of the Corporation immediately prior to such event do not hold at least a majority of the outstanding voting stock of the surviving entity following such event;

(B) alter or change the rights, preferences or privileges of any shares of outstanding stock of the Corporation;

(C) authorize, create, reclassify or issue, or obligate itself to issue, any security of the Corporation;

(D) redeem, repurchase or otherwise acquire any shares of equity securities of the Corporation;

(E) amend or waive any provision of the organizational documents of the Corporation;

(F) increase or decrease the authorized size of the board of directors of the Corporation;

(G) voluntarily liquidate, dissolve, recapitalize, reorganize or wind up the Corporation; or

(H) pay a dividend when preferred dividends are in arrears.

(v) Legends on Restricted Shares. Upon the acquisition of Common Stock or Series A-1 Preferred Stock by a Regulated Holder (or person who will become a Regulated Holder after such acquisition) or at the time a stockholder of the Corporation becomes a Regulated Holder, such Regulated Holder may instruct the Corporation in writing to affix to each certificate representing any such shares which are Restricted Shares the following legend:

“THE VOTING OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION. THE CORPORATION WILL FURNISH A COPY OF THE CERTIFICATE OF INCORPORATION TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST.”

(vi) Further Assurances. The Corporation agrees to cooperate and use commercially reasonable efforts to take, or cause to be taken, all necessary or appropriate action to ensure compliance with any legal restriction to which any Regulated Holder is subject under the BHCA after notification by a Regulated Holder to the Corporation of such necessary or appropriate actions.

(vii) Definitions. As used in Article Four, Section A.2(c), each of the following terms shall have the respective meaning shown below:

(A) “Affiliate” shall have the meaning assigned to such term in Regulation Y.

(B) “Conversion Event” shall mean (1) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) and a resale pursuant to Rule 144 of the Securities Act or any similar rule then in force), (2) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation that possess in the aggregate the voting power to elect a majority of the Corporation’s directors, (3) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, (4) any sale of an amount of Restricted Shares representing less than 2% of the outstanding securities of any class of voting securities of the Corporation to a person or group of persons (within the meaning of the Exchange Act), and (5) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the Exchange Act) in the aggregate would own or control securities which possess in the aggregate the voting power to elect a majority of the surviving corporation’s directors.

(C) “Person” or “person” shall include an individual, a partnership, a limited liability company, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

(D) “Regulated Holder” shall mean any stockholder of the Corporation that (1) is subject to the provisions of Regulation Y and (2) holds shares of Common Stock or Preferred Stock.

(E) “Regulation Y” shall mean Regulation Y of the Board of Governors of the United States Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such Regulation).

(F) “Restricted Shares” shall mean any outstanding shares of Common Stock or Preferred Stock ever held of record by a Regulated Holder or its Affiliates (or any shares issued upon conversion of such shares), excluding treasury shares, which would give such Regulated Holder, together with its Affiliates, the right to vote more than four and nine-tenths percent (4.9%) of the total number of votes of any class of stock entitled to participate in any vote or consent of the Corporation, whether voting separately as a class or series or together with one or more other series of voting securities of the Corporation; provided, however, that any such shares shall cease to be Restricted Shares when:

- such shares are transferred in a transaction that is a Conversion Event;

- such shares are acquired by the Corporation or any subsidiary of the Corporation;

- the BHCA ceases to apply to such Regulated Holder, so long as such Regulated Holder both (A) held the Restricted Shares at the time such interests first became subject to the BHCA and (B) continues to hold such securities after the BHCA ceases to apply to such Regulated Holder;

- the Regulated Holder becomes entitled to rely on Section 4(k) of the BHCA, so long as such Regulated Holder both (x) held the Restricted Shares at the time such interests first became subject to the BHCA and (y) continues to hold such securities after such Regulated Holder becomes entitled to rely on Section 4(k) of the BHCA; or

- the percentage of the total equity interests of the Corporation held by the Regulated Holder is reduced as a result of the issuance of an equity interest to a person or person other than such Regulated Holder, provided that the voting interest of such Regulated Holder shall not increase to a percentage of the total voting equity interests greater than the percentage of the total voting equity interests held by such Regulated Holder immediately before such issuance.

Section 3. Liquidation Rights.

(a) Upon (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a Sale of the Corporation, (iii) an Asset Transfer or (iv) a reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law (each of the events referred to in clauses (i), (ii), (iii) and (iv) being referred to as a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution with respect to each share of Series A-1 Preferred an amount (the “Series A-1 Liquidation Value”), equal to the sum of (i) $3.755 per share (as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A-1 Preferred, the “Original Series A-1 Issue Price”) plus (ii) all declared but unpaid dividends thereon. If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment of the Series A-1 Liquidation Value in full to all holders of Series A-1 Preferred, then the entire net assets of the Corporation after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the shares of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 3, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A-1 Preferred and the holders of Common Stock pro rata in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of the shares of Series A-1 Preferred pursuant to Section 5 then held by them.

(c) Notwithstanding Section 3(a), neither a Sale of the Corporation nor an Asset Transfer nor a reorganization described in subpart (iv) of the definition of Liquidation Event shall be deemed to be a Liquidation Event for the purposes of this Section 3 if the Majority Holders waive in writing the provisions of this Section 3 with respect to such event.

(d) Any securities or other property (other than cash) distributed to the holders of Series A-1 Preferred in any liquidation of the Corporation shall be valued as follows: (i) in the case of securities traded on a national securities exchange, the value of such securities shall be deemed to be the average of the closing sales prices of such securities on the principal securities exchange on which such securities are listed for the 20 trading days ending three business days prior to such distribution, (ii) in the case of securities traded in the over-the-counter market, the value of such securities shall be deemed to be the average of the closing sales or bid prices of such securities (as applicable) in the over-the-counter market as reported by NASDAQ (or such other system then in use) for the 20 trading days ending three business days prior to such distribution, and (iii) in the case of other securities or property, such value shall be determined by agreement of the Corporation and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(e) The provisions of this Section 3 shall not in any way limit the right of the holders of Series A-1 Preferred to elect to convert their shares of Series A-1 Preferred into shares of Common Stock in accordance with Section 5 hereof prior to or in connection with any Liquidation Event.

Section 4. Preemptive Rights. The holders of Series A-1 Preferred and Common Stock issued upon conversion of the Series A-1 Preferred shall have the preemptive rights set forth for the benefit of such persons in the Stockholders’ Agreement, subject to the limitations set forth therein.

Section 5. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, each share of Series A-1 Preferred shall be convertible, at the option of the holder thereof, at any time into fully paid and non-assessable shares of Common Stock, without the payment of any additional consideration. The number of shares of Common Stock to which a holder of Series A-1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A-1 Conversion Rate” then in effect (determined as provided in Section 5(c)) by the number of shares of Series A-1 Preferred being converted. In the event of an optional conversion of Series A-1 Preferred in connection with a public offering of Common Stock, an Asset Transfer or a Sale of the Corporation (x) such conversion may at the election of the holder be conditioned upon the consummation of such transaction, and (y) in such event, such conversion shall be deemed to have occurred immediately prior to the consummation of such transaction with the effect that the Common Stock issued in such conversion shall be treated on the same basis as all other outstanding shares of Common Stock in such transaction.

(b) Automatic Conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

(i) Notwithstanding any provision herein to the contrary, each outstanding share of the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred”) and each share the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred”) shall automatically and without further action on the part of a holder thereof be converted, effective immediately upon the filing of the Corporation’s Fourth Amended and Restated Articles of Incorporation, into one share of Common Stock of the Corporation, subject to further adjustment pursuant to the Reverse Split in accordance with Article 4, Section B.5.

(ii) As a condition to the issuance of certificates representing the shares of Common Stock issuable pursuant to the automatic conversion described above in subparagraph 5(b)(i), the holder of any shares of Series A Preferred and Series B Preferred converted pursuant to this subparagraph 5(b) shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Series A Preferred and Series B Preferred, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank to the Corporation. Unless surrendered as provided above, each certificate formerly representing shares of Series A Preferred or Series B Preferred shall be deemed for all corporate purposes to represent the shares of Common Stock resulting from such automatic conversion.

(c) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A-1 Preferred (the “Series A-1 Conversion Rate”) shall be the quotient obtained by dividing the Original Series A-1 Issue Price by the “Series A-1 Conversion Price” calculated as provided in Section 5(d).

(d) Conversion Price. The conversion price for the Series A-1 Preferred (the “Series A-1 Conversion Price”) shall initially be the Original Series A-1 Issue Price. Such initial Series A-1 Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A-1 Conversion Price herein shall mean the Series A-1 Conversion Price as so adjusted.

(e) Adjustments to Series A-1 Conversion Price. If and whenever on or after the date of original issuance of shares of Series A-1 Preferred (the “Original Issue Date”) the Corporation issues or sells, or in accordance with this Section 5(e) is deemed to have issued or sold, any shares of its capital stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series A-1 Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series A-1 Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying (x) the Series A-1 Conversion Price in effect immediately prior to such issue or sale by (y) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series A-1 Conversion Price herein shall mean the Series A-1 Conversion Price as so adjusted. For purposes of determining the adjusted Series A-1 Conversion Price, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series A-1 Conversion

Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this subsection 2(e)(i), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation, if any, upon exercise of all such Options (if such amount is not known at the time of such grant or sale, then such minimum aggregate amount for purposes of this subsection 2(e)(i) shall be determined by the Board in good faith), plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof (if such amount is not known at the time of such grant or sale, then such minimum aggregate amount for purposes of this subsection 2(e)(i) shall be determined by the Board in good faith), by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options (if such total maximum number of shares is not known at the time of such grant or sale, such total share number shall be determined by the Board in its good faith judgment). No further adjustment of the Series A-1 Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series A-1 Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this subsection 2(e)(ii), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof (if such amount is not known at the time of such issuance or sale, then such minimum aggregate amount for purposes of this subsection 2(e)(ii) shall be determined by the Board in good faith), by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities (if such total maximum number of shares is not known at the time of such issuance or sale, such total share number shall be determined by the Board in its good faith judgment). No further adjustment of the Series A-1 Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which an adjustment of the Series A-1 Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Series A-1 Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the exercise of Options or the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than changes in the Series A-1 Conversion Price resulting from the anti-dilution provisions of this Section 5), the Series A-1 Conversion Price in effect at the time of such change shall be immediately adjusted to the Series A-1 Conversion Price which would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that the foregoing shall not under any circumstances apply retroactively to prior conversions of the Series A-1 Preferred.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A-1 Conversion Price then in effect hereunder shall be adjusted immediately to the Series A-1 Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01 (but such treatment shall not change the manner for determining the “price per share for which Common Stock is issuable” in subsection (c)(i) and (ii) above).

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A-1 Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A-1 Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A-1 Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A-1 Conversion Price shall be adjusted pursuant to this Section 5(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A-1 Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A-1 Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A-1 Preferred or with respect to such other securities by their terms.

(i) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A-1 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 5), in any such event each holder of Series A-1 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series A-1 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(j) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such transaction, provision shall be made so that the holders of the Series A-1 Preferred shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A-1 Preferred after such transaction to the end that the provisions of this Section 5 (including adjustment of the Series A-1 Conversion Price then in effect and the number of shares issuable upon conversion of the Series A-1 Preferred) shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such transaction assumes, by written instrument satisfactory to the Majority Holders, all of the Corporation’s obligations hereunder.

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A-1 Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A-1 Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A-1 Conversion Price in effect before and after such adjustment, or (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred.

(l) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Sale of the Corporation (as defined in Article Four, Section 6 or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Transfer (as defined in Article Four, Section 6, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A-1 Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Sale of the Corporation, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Sale of the Corporation, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(m) Automatic Conversion. Each share of Series A-1 Preferred shall automatically be converted, without the payment of any additional consideration, into shares of Common Stock based on the then-effective Series A-1 Conversion Rate, (x) at any time at the election of the Majority Holders, or (y) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price to the public is at least $11.25 per share (as adjusted for stock splits, recapitalizations and similar transaction affecting the Common Stock occurring after the Original Issue Date), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $35.0 million, and (iii) following such public offering, the Common Stock is either listed on a national securities exchange or traded in the NASDAQ National Market System.

(n) Mechanics of Other Conversions.

(i) Optional Conversion. Upon the election to convert made in accordance with Section 5(a), the holders of the Preferred Stock making such election shall provide written notice of such conversion (the “Voluntary Conversion Notice”) to the Corporation setting forth the number of shares of Preferred Stock each such holder elects to convert into Common Stock (the “Elected Preferred Stock”). On the date the Voluntary Conversion Notice is delivered to the Corporation, such shares of Elected Preferred Stock shall thereupon be converted, without further action, into the number of shares of Common Stock provided for in Section 5(a), and such number of shares of Common Stock into which the Elected Preferred Stock is converted shall thereupon be deemed to have been issued to such holders of the Elected Preferred Stock. Such holders shall as soon as practicable thereafter surrender to the Corporation at the Corporation’s principal executive office the certificate or certificates evidencing the Elected Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to the holder so surrendering such certificates or to such holder’s designee, at an address designated by such holder, certificates for the number of shares of Common Stock into which such holder’s Elected Preferred Stock shall have been converted. The issuance of certificates for shares of Common Stock upon conversion of Elected Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Notwithstanding anything to the contrary set forth in this Section 5, in the event that the holders of shares of Preferred Stock elect to convert such shares pursuant to Section 5 in connection with any Liquidation Event, public offering (not including a public offering qualifying under Section 5(m) above) or other specified event, (i) such conversion may at the election of such holders be conditioned upon the consummation of such Liquidation Event, public offering or the occurrence of such other specified event, in which case, such conversion shall not be deemed to be effective until the consummation of such Liquidation Event, public offering or the occurrence of such other specified event and (ii) if such Liquidation Event, public offering or other specified event is consummated or occurs, all shares of Elected Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior thereto, provided that the Corporation shall make appropriate provisions for the Common Stock issued upon such conversion to be treated on the same basis as all other shares of Common Stock in such Liquidation Event, public offering or other specified event.

(ii) Automatic Conversion. As of the date of the occurrence of an event specified in Section 5(m) above, and in the case of an event specified in Section 5(m)(y) subject to the consummation of such public offering, all outstanding shares of Preferred Stock shall be converted automatically, without further action, into the number of shares of Common Stock provided for in Section 5(m), and such number of shares of Common Stock into which the Preferred Stock is converted shall be deemed to have been issued to the holders of Preferred Stock. Such holders shall as soon as practicable thereafter surrender the certificate or certificates evidencing the Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to such holder so surrendering such certificates or to such holder’s designee, promptly (and in any event in such time as is sufficient to enable such holder to participate in such public offering, if applicable) at an address designated by such holder, certificates for the number of shares of Common Stock into which such holder’s Preferred Stock shall have been converted.

(o) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance or any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, issue to the holder thereof one whole share of Common Stock.

(p) Other Dilutive Events. If the Corporation engages in a transaction that has a dilutive effect on the Preferred Stock but that is not specifically addressed by the provisions of this Section 5, the Board shall make an appropriate adjustment to the Series A-1 Conversion Price in order to protect the rights of the holders of Preferred Stock, provided that no such adjustment shall increase the Series A-1 Conversion Price or reduce the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred.

(q) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

(r) Rank. Each share of Series A-1 Preferred ranks senior in right as to dividends, upon the occurrence of a Liquidation Event and in all other respects, to all Common Stock and all other Junior Stock, whenever issued.

Section 6. Redemption.

(a) At any time on or after January 1, 2009, the Majority Holders may elect to require the Corporation to redeem the outstanding shares of Series A-1 Preferred. Such election shall be made by such holders by delivering written notice to the Corporation of such election (the “Redemption Notice”). Upon receipt of the Redemption Notice, the Corporation (and each holder of the Series A-1 Preferred) will be obligated to redeem all of the shares of the Series A-1 Preferred unless a holder of Series A-1 Preferred shall give written notice to the Corporation prior to the Redemption Date (as defined below) that such holder of Series A-1 Preferred does not want its shares to be redeemed, in which case the Corporation shall not redeem the shares of Series A-1 Preferred held by such holder. The holders of the Series A-1 Preferred shall be entitled to receive from the Corporation on the date which is 30 days after the date of Redemption Notice (the “Redemption Date”) an amount in cash for each share of Series A-1 Preferred to be redeemed on the Redemption Date (the “Redemption Price”) equal to the then current Series A-1 Liquidation Value.

(b) At least thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A-1 Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A-1 Preferred to be redeemed, as applicable (the “Corporation Redemption Notice”). Except as provided in Subsection 6(c), on or after the Redemption Date, each holder of Series A-1 Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Redemption Price of each such share shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of the Series A-1 Preferred designated for redemption in the Corporation Redemption Notice as holders of such shares of the Series A-1 Preferred (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of the Series A-1 Preferred on the related Redemption Date are insufficient to redeem the total number of shares of the Series A-1 Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of Series A-1 Preferred, ratably among the holders of such shares of Series A-1 Preferred to be redeemed in proportion to the shares of Common Stock which they have the right to acquire upon conversion of the shares of Series A-1 Preferred then held by them. The shares of Series A-1 Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Series A-1 Preferred such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed, in the same order of priority and the same manner of allocation as described above.

(d) On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of the Series A-1 Preferred designated for redemption in the Corporation Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the applicable Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to Subsection 6(b) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to be redeemed to their holders. From and after the date of such deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor and the right to convert such shares as provided in Section 5(a) above. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Subsection 6(d) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 5(a) above prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 6(d) remaining unclaimed at the expiration of two (2) years following the final Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of the Board.

Section 7. Certain Definitions.

“Affidavit of Loss” an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation (in the case of holders of Series A-1 Preferred with total assets of more than $10,000,000, without the need to post any bond or other security for such obligation) from any loss incurred in connection with the loss of any share certificate evidencing shares of the Corporation’s capital stock.

“Affiliate” means, with respect to any person, any other person Controlling, Controlled by or under common Control with such person and shall also include (a) any person who is a director or beneficial owner of at least 5% of the then outstanding equity securities of the (corporation and Family Members of any such person and (b) any person of which the Corporation or an Affiliate (as defined in clause (a) above) of the Corporation (or other specified person) shall, directly or indirectly, either beneficially own at least 10% of the then outstanding equity securities or constitute at least a 10% equity participant. “Control” (including the terms “Controlled by” and “under common Control with”) means, as used with respect to any person, possession, directly or indirectly or as a trustee or executor, of power to direct or cause the direction of management or policies of such person (whether through ownership of voting securities, as trustee or executor, by agreement or otherwise).

“Asset Transfer” means any sale of all or substantially all of the assets of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock (as adjusted as provided herein), plus (without duplication), the number of shares of Common Stock deemed to have been issued pursuant to Article Four, subparagraphs A.5(e)(i) and A.5(e)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Family Member” means, as applied to any individual, such individual’s spouse, child (including a stepchild or an adopted child), grandchildren, parent, brother or sister or any spouse of any of the foregoing, and each trust or partnership (or similar estate planning vehicle) created for the exclusive benefit of any one or more of them.

“Junior Stock” means the Common Stock and any other capital stock of the Corporation other than those that both (a) by their terms, state that they are not Junior Stock or provide the holders thereof with dividend rights, liquidation preferences, redemption rights or other rights pari passu with or senior to those of the holders of Series A-1 Preferred and (b) are approved for issuance by the Majority Holders in compliance with this Certificate of Incorporation.

“Options” means any rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

“Permitted Issuance” means (i) any issuance of Common Stock or Convertible Securities upon conversion of shares of Series A-1 Preferred or upon conversion of any other securities of the Corporation that are convertible into Common Stock by their terms; (ii) any issuance of Reserved Employee Stock and Common Stock issued upon the exercise thereof; (iii) shares of Common Stock issued in a bona fide firmly underwritten public offering of shares of Common Stock in connection with which all outstanding shares of Series A-1 Preferred are converted into Common Stock; (iv) shares of Common Stock issuable or issued as dividends or distributions on the Series A-1 Preferred; (v) shares of Common Stock issuable or issued in connection with acquisitions of companies, assets or product lines, building or equipment lease transactions or strategic alliance or partnership transactions, in each case, approved by the Board of Directors of the Corporation and provided that such aggregate issuances (other than pursuant to agreements entered into prior to the date of the filing of this Certificate) do not exceed five percent (5%) of the equity capitalization of the Corporation on an as-converted, fully diluted basis; and (vi) any grants of options, shares of Common Stock issued or issuable upon exercise thereof or shares of Common Stock issued directly to charitable organization.

“Person” means an individual, partnership, corporation, firm, association, joint stock company, trust, joint venture, unincorporated organization, or governmental, quasigovernmental or regulatory authority (or any department, agency or political subdivision thereof), or any other legally recognized entity.

“Reserved Employee Stock” means Options to purchase shares of Common Stock issuable to employees, directors, advisors or consultants of the Corporation and its Subsidiaries, with vesting and buyback restrictions, pursuant to stock purchase, stock option, or other agreements approved by the Board.

“Sale of the Corporation” means (i) a merger or consolidation of the Corporation with any person or persons who are not Affiliates of the Corporation, or a single transaction or a series of related transactions, in which the stockholders of the Corporation immediately prior to such merger, consolidation, transaction or first of such series of transactions, possess less than a majority of the Corporation’s or any successor entity’s issued and outstanding voting capital securities immediately after such merger, consolidation, transaction or series of transactions or (ii) any transaction or series of related transactions in which capital stock representing in excess of fifty percent (50%) of the Corporation’s voting power is transferred.

“Stockholders’ Agreement” means the Third Amended and Restated Stockholders’ Agreement dated as of the Original Issue Date, among the Corporation and the stockholders of the Corporation signatory thereto, as may be amended from time to time.

“Subsidiary”/“Subsidiaries” means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, the Corporation shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Corporation shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or a manager of such limited liability company.

Section 8. Amendment and Waiver. No amendment, modification or waiver of any of the terms or provisions of the Series A-1 Preferred shall be binding or effective without the prior written consent of the Majority Holders, and no such change may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Majority Holders. Any amendment, modification or waiver of any of the terms or provisions of the Series A-1 Preferred by the Majority Holders, whether prospective or retroactively effective, shall be binding upon all holders of Series A-1 Preferred.

Section 9. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the issuance and transfer of the Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 10. Replacement. Upon receipt of an Affidavit of Loss, or in the case of any mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class and series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 11. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 12. Notices. Any notice required by the provisions herein shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient (if not, then on the next business day), or (iii) one (1) business day after deposit with a nationally recognized overnight courier for next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

Section 13. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

Section 14. No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

Section 15. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, repurchase, conversion or otherwise shall be reissued.

B. Common Stock

Section 1. General. The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Series A-1 Preferred as specified herein. Each share of Common Stock shall be treated identically as all other shares of Common Stock with respect to dividends, distributions, rights in liquidation and in all other respects

Section 2. Voting. Subject to the provisions of Article Four, Section A.(2)(c) above, each holder of shares of Common Stock is entitled to one vote for each share thereof held by such holder at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

Section 3. Dividends. Subject to the provisions of Article Four, Section A. (1) above, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

Section 4. Liquidation. Upon the occurrence of a Liquidation Event, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to the rights and preferences of any then outstanding shares of Series A-1 Preferred and any other class of the Corporation’s capital stock that may hereafter be authorized and issued having preferred rights upon the occurrence of a Liquidation Event senior to the rights of holders of Common Stock.

Section 5. Reverse Stock Split. Effective immediately upon the filing of the Corporation’s Fourth Amended and Restated Certificate of Incorporation (such date being, the “Effective Date”), all shares of Common Stock of the Corporation that are either issued or outstanding or held as treasury shares (collectively “Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: each one hundred (100) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one (1) share of issued and outstanding Common Stock (“New Common Stock”). In the case of any holder of fewer than one hundred (100) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by one hundred (100), does not result in a whole number (such fractional interest, a “Fractional Share”), such holder shall be issued one whole share of New Common Stock in lieu of the Fractional Share of New Common Stock that such holder would otherwise be entitled to receive as a result of such issuance and, upon such issuance, such whole shares shall be deemed to have been duly authorized, fully paid, validly issued and nonassessable. The Common Stock issued pursuant to the automatic conversion of the Series A Preferred and Series B Preferred described herein Article Four, Section A.5(b)(i) shall be subject to the reverse stock split in this Section 5. The Corporation shall provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock. For all Options issued by the Corporation which are outstanding on the Effective Date, the number of shares into which they are exercisable shall be accordingly reduced and the per share exercise price therefore shall be accordingly increased to account for the Reverse Split. From and after the Effective Date, the term “Common Stock” as used in this Article Four shall mean New Common Stock as provided in this Fourth Amended and Restated Certificate of Incorporation.

Article Five

The Corporation is to have perpetual existence.

Article Six

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article Seven

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Subject to the provisions of any laws or regulations, the Books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Article Eight

The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, all directors of the Corporation and all officers designated by the directors of the Corporation to be indemnified pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended. Any repeal or modification of this Article Eight by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article Nine

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Article Ten

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein any by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the Board in accordance with the provisions of Sections 242 and 245 of the DGCL and was duly adopted by vote of the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer on this 1st day of March 2005.*

MASERGY COMMUNICATIONS, INC.

/s/ Barry D. Nalls
Name:	Barry D. Nalls
Title:	President and Chief Executive Officer

* This Fourth Amended and Restated Certificate of Incorporation was filed on March 1, 2005. Article Four has been conformed to reflect additional amendments filed on February 8, 2008 and August 17, 2010 to increase the total number of authorized shares and the number of authorized shares of common stock.

[Signature Page to Fourth Amended and Restated Certificate of Incorporation]